10F-3 Report
CGCM Small Capitalization Value Investments
	3/1/2014		through	8/31/2014

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Parsley Energy, Inc.	Delaware Investments	5/23/2014	Credit Suisse	50,000,000	5,700	18.500